Registration No. 333-
================================================================================
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                         ------------------------------

                                    FORM S-3
             Registration Statement Under The Securities Act of 1933
                         ------------------------------

                         Minnesota Power & Light Company
             (Exact name of registrant as specified in its charter)

                         ------------------------------
                  Minnesota                              41-0418150
        (State or other jurisdiction          (IRS Employer Identification No.)
      of incorporation or organization)

                             30 West Superior Street
                             Duluth, Minnesota 55802
                                 (218) 722-2641

       (Address,  including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------


        DAVID G. GARTZKE                      JAMES K. VIZANKO
  Senior Vice President-Finance              Corporate Treasurer
   and Chief Financial Officer             30 West Superior Street
     30 West Superior Street             Duluth, Minnesota  55802
    Duluth, Minnesota  55802                  (218) 722-2641
         (218) 722-2641


        PHILIP R.HAVERSON, Esq.                ROBERT J. REGER, JR., Esq.
  Vice Presidnet, General Counsel                 Reid & Priest LLP
     and Corporate Secretary                     40 West 57th Street
     30 West Superior Street                  New York, New York 10019
    Duluth, Minnesota 55802                        (212) 603-2000
         (218) 722-2641

    (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                         ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           ----------------------------

                        Calculation of Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed Maximum      Proposed Maximum
     Title of Each Class of Securities            Amount to be        Offering Price           Aggregate             Amount of
              to be Registered                     Registered           Per Unit <F1>       Offering Price <F1>   Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value                  96,526 shares            $27.4375              $2,648,433              $913.26
- ------------------------------------------------------------------------------------------------------------------------------------

<F1> Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices of the registrant's Common Stock on the New York Stock Exchange composite tape on July 8, 1996.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------

SUBJECT TO COMPLETION
DATED JULY 11, 1996


                                   PROSPECTUS

                         Minnesota Power & Light Company

                          96,526 Shares of Common Stock
                               (Without Par Value)

     The shares of Common Stock of Minnesota Power & Light Company (Company or Minnesota Power) offered hereby (Shares) will be sold from time to time by the selling shareholders described herein (Selling Shareholders) in brokers' transactions at prices prevailing at the time of sale or as otherwise described in "Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Shares. Expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended (1933 Act), including legal and accounting fees of the Company and MP Water Resources Group, Inc. (MP Water Resources), formerly Topeka Group Inc., a wholly owned subsidiary of the Company, will be paid by the Company.

     The Shares were acquired from the Company by the Selling Shareholders in a private placement transaction. This Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states or jurisdictions in which such transactions occur, or the existence of any exemption from registration.

     The Common Stock of the Company, including the Shares, is listed on the New York Stock Exchange. The last reported sale price on the New York Stock Exchange on July 10, 1996 was $27.625.

                       ----------------------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------

                 The date of this Prospectus is         , 1996.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                              Available Information

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (1934 Act) and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (Commission). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's common stock (Common Stock) is listed on the New York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York. In addition, the Company's 5% Preferred Stock, $100 par value, is listed on the American Stock Exchange. Reports and other information concerning the Company may also be inspected and copied at the office of such Exchange at 86 Trinity Place, New York New York.

                       ----------------------------------

                 Incorporation of Certain Documents by Reference

     The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (1995 Form 10-K).

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         3. The Company's Current Reports on Form 8-K dated April 9, 1996 and June 18, 1996.

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 or 15(d) of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such most recent Annual Report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Shareholder Services, Minnesota Power, 30 West Superior Street, Duluth, Minnesota 55802, telephone number (218) 723-3974 or (800) 535-3056.

                                   The Company

     Minnesota Power is an operating public utility incorporated under the laws of the State of Minnesota since 1906. Its principal executive office is at 30 West Superior Street, Duluth, Minnesota 55802, and its telephone number is (218) 722-2641. The Company has operations in four business segments: (1) electric operations, which include electric and gas services, and coal mining; (2) water operations, which include water and wastewater services; (3) automobile auctions, which also include a finance company and an auto transport company; and (4) investments, which include real estate operations, a 21 percent equity investment in a financial guaranty reinsurance company, and a securities portfolio. As of March 31, 1996 the Company and its subsidiaries had approximately 5,600 employees.

                                                                                                (Unaudited)
                                                                                           Three Months Ended
                                                         Year Ended December 31,                 March 31,
                                                 ---------------------------------        --------------------
Summary of Earnings Per Share <F1>                 1993         1994          1995        1995         1996
- --------------------------------------------------------------------------------------------------------------
Consolidated Earnings Per Share
     Continuing Operations                       $  2.27      $  1.99       $ 2.06        $.81         $.61
     Discontinued Operations <F2>                   (.07)         .07          .10         .06            -
                                                 -------      -------       ------        ----         ----
       Total                                     $  2.20      $  2.06       $ 2.16        $.87         $.61
                                                 =======      =======       ======        ====         ====

Percentage of Earnings by Business Segment
     Continuing Operations
       Electric Operations                          65%          65%          63%          40%         67%
       Water Operations                              2           23           (2)           0           5
       Automobile Auctions                           -            -            0            -           5
       Investments                                  55           38           62           86          46
       Corporate Charges and Other <F3>            (19)         (29)         (28)         (33)        (23)
     Discontinued Operations <F2>                   (3)           3            5            7           -
                                                 -----        -----         ----         ----        ----
                                                   100%         100%         100%         100%        100%
                                                 =====        =====         ====         ====        ====
- ----------------------------

<F1> Financial  statement  information may not be comparable between periods due to the purchase of ADESA Corporation on July 1, 1995.

<F2> On June 30,  1995 the  Company  sold its  interest  in its  paper  and pulp business to Consolidated Papers, Inc. (CPI) for $118 million in cash, plus CPI's assumption of certain debt and lease obligations. The Company is still committed to a maximum guarantee of $95 million to ensure a portion of a $33.4 million annual lease obligation for paper mill equipment under an operating lease extending to 2012. CPI has agreed to indemnify the Company for any payments the Company may make as a result of the Company's obligation relating to this operating lease.

<F3> Includes the financial  results for the Reach All  Partnership  and general corporate expenses not allocable to a specific business segment.



Electric Operations

     Electric operations generate, transmit, distribute and sell electricity. Minnesota Power provides electricity to 121,000 customers in northern Minnesota, while the Company's wholly owned subsidiary, Superior Water, Light and Power Company, sells electricity to 14,000 customers and natural gas to 11,000 customers, and provides water to 10,000 customers in northwestern Wisconsin. Another wholly owned subsidiary, BNI Coal, Ltd. (BNI Coal) owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative (Square Butte), presently consume virtually all of BNI Coal's production of lignite coal under coal supply agreements extending to 2027. Under an agreement with Square Butte, Minnesota Power purchases 71 percent of the output from the Square Butte unit which is capable of generating up to 470 megawatts.

     In 1995 large industrial customers contributed about half of the Company's electric operating revenue. The Company has large power contracts to sell power to eleven industrial customers (five taconite producers, five paper companies and a pipeline company) each requiring 10 megawatts or more of power. These contracts, which have termination dates ranging from April 1997 to December 2005, require the payment of minimum monthly demand charges that cover most of the fixed costs, including a return on common equity, associated with having the capacity available to serve these customers.


Water Operations

     Water operations include Southern States Utilities, Inc. (SSU) and Heater Utilities, Inc. (Heater), both wholly owned subsidiaries of the Company. SSU is the largest private water supplier in Florida. At March 31, 1996 SSU provided water to 117,000 customers and wastewater treatment services to 53,000 customers in Florida. At March 31, 1996 Heater provided water to 26,000 customers and wastewater treatment services to 3,000 customers in North Carolina and South Carolina. These water operations have been upgrading existing facilities and building new facilities.


Automobile Auctions

     Minnesota Power has an 83 percent ownership interest in ADESA Corporation (ADESA), the third largest automobile auction business in the United States. ADESA, headquartered in Indianapolis, Indiana, owns and operates 20 automobile auctions in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Two wholly owned subsidiaries of ADESA, Automotive Finance Corporation and ADESA Auto Transport, perform related services. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, fleet/lease companies, banks and finance companies.

     The Company acquired 80 percent of ADESA on July 1, 1995 for $167 million in cash. Proceeds from the sale of the paper and pulp business combined with proceeds from the sale of securities investments were used to fund this acquisition. Acquired goodwill and other intangible assets associated with this acquisition are being amortized on a straight line basis over periods not exceeding 40 years. In January 1996 the Company provided an additional $15 million of capital in exchange for 1,982,346 original issue common stock shares of ADESA. This capital contribution increased the Company's ownership interest in ADESA to 83 percent. Put and call agreements with ADESA's four top managers provide ADESA management the right to sell to Minnesota Power, and Minnesota Power the right to purchase, ADESA management's 17 percent retained ownership interest in ADESA in increments during the years 1997, 1998 and 1999, at a price based on ADESA's financial performance.


Investments

     The Company owns 80 percent of Lehigh Acquisition Corporation, a real estate company which owns various real estate properties and operations in Florida.

     Minnesota Power has a 21 percent equity investment in Capital Re Corporation (Capital Re). Capital Re is a Delaware holding company engaged primarily in financial and mortgage guaranty reinsurance through its wholly owned subsidiaries, Capital Reinsurance Company and Capital Mortgage Reinsurance Company. Capital Reinsurance Company is a reinsurer of financial guarantees of municipal and non-municipal debt obligations. Capital Mortgage Reinsurance Company is a reinsurer of residential mortgage guaranty insurance. The Company's equity investment in Capital Re at March 31, 1996 was $94 million.

     As of March 31, 1996 the Company had approximately $107 million invested in a securities portfolio. The majority of the securities are investment grade stocks of other  utility  companies  and are  considered  by the  Company  to be conservative investments. Additionally, the Company sells common stock securities short and enters into short sales of treasury futures contracts as part of an overall investment portfolio hedge strategy.

                              Selling Shareholders

     The following table lists the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each as of the date of this Prospectus, the number of shares to be offered by each and the number of outstanding shares to be owned by each after the sale. MP Water Resources and Minnesota Power exchanged the Shares for all the outstanding shares of common stock of Instrumentation Services, Inc. owned by the Selling Shareholders. The Shares were issued by the Company and delivered by MP Water Resources to the Selling Shareholders in a private placement transaction that has been accounted for as a pooling of interests.

                               Shares Owned        Shares to be    Shares to be
                                  Prior to           Offered        Owned After
Selling Shareholder (1)        Offering (2)         Hereby (3)     Offering(4)
- ----------------------       --------------       ------------     ------------

James E. Brown, III               71,024             71,024               0
Stephen E. Ableman                25,625             25,502             113

- ------------------

(1) MP Water Resources, formerly Topeka Group Inc., a wholly owned subsidiary of Minnesota Power, owns 100% of Instrumentation Services, Inc. James
    E. Brown, III is Senior Vice President of Instrumentation Services, Inc. Stephen E. Ableman is a Senior Field Engineer of Instrumentation Services, Inc.

(2) As of July 10, 1996 the aggregate number of shares of Common Stock held by the Selling Shareholders was less than one percent of the outstanding Common Stock of the Company on such date.

(3) As of April 26, 1996 the Selling Shareholders represented to the Company that (i) they were acquiring the Shares pursuant to the share exchange for investment for their own accounts and without any view to, or for resale in connection with, the distribution thereof within the meaning of the 1933 Act and (ii) they would not sell, transfer or otherwise dispose of for a two year period from and after April 26, 1996 an aggregate number of shares of Common Stock having a value, as of April 26, 1996 of more than 50 percent of the value of all the issued and outstanding Instrumentation Services, Inc. common stock immediately prior to the share exchange.

(4) Assumes the sale of all of the Shares covered by this Prospectus and that no additional shares are acquired by the Selling Shareholders.


                            Dividends and Price Range

     The following table sets forth the high and low sales prices per share of the Common Stock on the New York Stock Exchange composite tape as published in The Wall Street Journal and the dividends paid for the indicated periods.

                                                Price Range           Dividends
                                                -----------           ---------
                                           High            Low        Per Share
                                           ----            ---        ---------

     1994     First Quarter              $ 33            $ 28         $  0.505
              Second Quarter               30 1/8          25            0.505
              Third Quarter                28 1/8          25            0.505
              Fourth Quarter               26 5/8          24 3/4        0.505

     1995     First Quarter              $ 26 3/8        $ 24 1/4     $  0.510
              Second Quarter               28              25 1/4        0.510
              Third Quarter                28 1/8          26 3/8        0.510
              Fourth Quarter               29 1/4          27 1/2        0.510

     1996     First Quarter              $ 29 3/4        $ 26 1/8     $  0.510
              Second Quarter               29              26            0.510
              Third Quarter                28 3/4          27 1/4
              (through July 10, 1996)

     The last reported sale price of the Common Stock on the New York Stock Exchange composite tape on July 10, 1996 was $27.625 per share. The book value of the Common Stock at March 31, 1996 was $18.56 per share.

     The Company has paid dividends without interruption on its Common Stock since 1948, the date of the initial distribution of the Common Stock by American Power & Light Company, the former holder of all such stock.

     The Company has a Dividend Reinvestment and Stock Purchase Plan (Plan). The Plan provides investors (Participants) with a convenient method of acquiring shares of Common Stock through (i) the reinvestment in Common Stock of all or a portion of the cash dividends payable on the Participant's holdings of Common Stock and Preferred Stocks, and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. The Plan also provides a means for Participants to deposit into the Plan for safekeeping, free of any service charges, share certificates representing shares of Common Stock. A minimum initial cash investment of $250 is required for interested investors who are not shareholders (except generally for those interested investors who are customers of the Company, Superior Water, Light and Power Company, Heater or SSU, in which case the minimum is $10). No brokerage fees, commissions or other service charges are incurred by a Participant for purchases made under the Plan. However, any such charges are reported to the Internal Revenue Service by the Company as income to the Participant. The Company reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with the operation of the Plan. Shares of Common Stock are offered for sale under the Plan only by means of a separate prospectus available upon request from the Company.


                      Description of Common Stock

     General. The following statements relating to the Common Stock are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the Company's Articles of Incorporation (Articles of Incorporation) and the Mortgage and Deed of Trust of the Company. Reference is also made to the laws of the State of Minnesota.

     The Company's authorized capital stock consists of 65,000,000 shares of Common Stock, without par value, 116,000 shares of 5% Preferred Stock, $100 par value, 1,000,000 shares of Serial Preferred Stock, without par value, and 2,500,000 shares of Serial Preferred Stock A, without par value.

     Dividend Rights. The Common Stock is entitled to all dividends after full provision for dividends on the issued and outstanding Preferred Stocks and the sinking fund requirements of the Serial Preferred Stock A, $7.125 Series and $6.70 Series.

     The Articles of Incorporation provide that so long as any shares of the Company's Preferred Stocks are outstanding, cash dividends on Common Stock are restricted to 75 percent of available net income when Common Stock equity is or would become less than 25 percent but more than 20 percent of total capitalization. This restriction becomes 50 percent when such equity is or would become less than 20 percent. See Note 8 to Consolidated Financial Statements incorporated by reference in the Company's 1995 Form 10-K.

     Voting Rights (Non-Cumulative Voting). Holders of Common Stock are entitled to notice of and to vote at any meeting of shareholders. Each share of the Common Stock, as well as each share of the issued and outstanding Preferred Stocks, is entitled to one vote. Since the holders of such shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all the Company's directors, and in such event the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, the Preferred Stocks are expressly entitled, as one class, to elect a majority of the directors (the Common Stock, as one class, electing the minority) whenever dividends on any of such Preferred Stocks shall be in default in the amount of four quarterly payments and thereafter until all such dividends in default shall have been paid. The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, such as quorums, terms of directors elected, vacancies, class voting as between Preferred Stocks and Common Stock, meetings, adjournments and other matters.

     The Articles of Incorporation contain certain provisions which make it difficult to obtain control of the Company through transactions not having the approval of the Board of Directors, including:

     (1) A provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of capital stock of the Company, present and entitled to vote, in order to authorize certain "Business Combinations." Any such Business Combination is required to meet certain "fair price" and procedural requirements. Neither a 75 percent stockholder vote nor "fair price" is required for any Business Combination which has been approved by a majority of the "Disinterested Directors."

     (2) A provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied.

     (3) A provision providing that certain of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of capital stock, present and entitled to vote, unless such alteration is recommended to the shareholders by a majority of the Disinterested Directors.

     Liquidation Rights. After satisfaction of creditors and of the preferential liquidation rights of the outstanding Preferred Stocks ($100 per share plus unpaid accumulated dividends), the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets.

     Miscellaneous. Holders of Common Stock have no preemptive or conversion rights.

     The Common Stock is listed on the New York Stock Exchange.

     The transfer agents for the Common Stock are Norwest Bank Minnesota, N.A. and the Company. The registrars for the Common Stock are Norwest Bank Minnesota, N.A. and the Company.

                                     Experts

     The Company's consolidated financial statements incorporated in this Prospectus by reference to the Company's 1995 Form 10-K, except as they relate to ADESA, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to ADESA, by Ernst & Young LLP, independent auditors. Such financial statements, except as they relate to ADESA, have been so incorporated in reliance on the report of Price Waterhouse LLP, given on the authority of said firm as experts in auditing and accounting.

     The financial statement schedule incorporated in this Prospectus by reference to the Company's 1995 Form 10-K has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountant, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of ADESA for the period from July 1, 1995 to December 31, 1995 which are included in the consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's 1995 Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in said 1995 Form 10-K. Such report is given upon the authority of such firm as experts in accounting and auditing.

     The statements as to matters of law and legal conclusions under "Description of Common Stock" in this Prospectus and in the documents incorporated herein by reference have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Corporate Secretary of the Company, and are set forth or incorporated by reference herein in reliance upon his opinion given upon his authority as an expert.

     As of July 1, 1996 Mr. Halverson owned approximately 4,109 shares of the Common Stock of the Company. Mr. Halverson is regularly acquiring additional shares of Common Stock as a participant in the Company's Employee Stock Purchase Plan, Employee Stock Ownership Plan and Supplemental Retirement Plan.

                                 Legal Opinions

     The legality of the Shares of Common Stock offered hereby will be passed upon for the Company by Mr. Halverson and by Reid & Priest LLP, New York, New York, counsel for the Company. Reid & Priest LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

                              Plan of Distribution

     The Shares to be offered pursuant to this Prospectus are fully paid and nonassessable and will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from such sales.

     The Selling Shareholders may offer and sell the Shares from time to time in transactions at market prices prevailing at the time of sale or at negotiated prices. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents and/or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     If required, this Prospectus will be supplemented to set forth the name or names of the Selling Shareholders for whose account a particular offering of Shares is to be made, the number of Shares so offered for such Selling
Shareholders' account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders.

     The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the 1933 Act.

     The Company will pay all expenses related to the registration of the Shares under the 1933 Act.
                               ------------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any such sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                 PART II. Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are:

         Filing Fee - Securities and Exchange Commission      $   914
         Stock exchange listing fee                             1,500
         Fees of Company's legal counsel *                     12,500
         Independent accountants' fees *                        5,000
         Miscellaneous expenses *                               5,086
                                                              -------
             * Total                                          $25,000
                                                              =======
- -------------
* Estimated


Item 15.  Indemnification of Directors and Officers.

     Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 13 of the Bylaws of the Company contains the following provisions relative to indemnification of directors and officers:

     "The Company shall reimburse or indemnify each present and future director and officer of the Company (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such director or officer in connection with or arising out of any action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not directors or officers of the Company, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Company."

     "Reasonable expenses may include reimbursement of attorney's fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

     "Upon written request to the Company and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or director may receive an advance for reasonable expenses if such agent, employee, officer or director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A."

     "The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring such expenses and liabilities."

     The Company has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of the Company against certain other liabilities and expenses.

Item 16.  Exhibits

* 4(a)1  - Articles of Incorporation, restated as of July 27, 1988 (filed as
           Exhibit 3(a), File No. 33-24936).

* 4(a)2  - Certificate  Fixing Terms of Serial  Preferred Stock A, $7.125
           Series (filed as Exhibit 3(a)2,  File No.33-50143).

* 4(a)3  - Certificate  Fixing Terms of Serial  Preferred  Stock A, $6.70
           Series (filed as Exhibit 3(a)3,  File No.33-50143).

* 4(b)   - Bylaws as amended January 23, 1991 (filed as Exhibit 3(b),
           File No. 33-45549).

* 4(c)1  - Mortgage  and Deed of Trust,  dated as of  September  1, 1945, between the Company and Irving Trust Company (now The Bank of New York) and Richard H. West (W.T. Cunningham, successor), Trustees (filed as Exhibit 7(c), File No. 2-5865).

* 4(c)2  - Supplemental Indentures to Mortgage and Deed of Trust:

               Number           Dated as of           Reference File    Exhibit
               ------           -----------           --------------    -------
               First            March 1, 1949            2-7826           7(b)
               Second           July 1, 1951             2-9036           7(c)
               Third            March 1, 1957            2-13075          2(c)
               Fourth           January 1, 1968          2-27794          2(c)
               Fifth            April 1, 1971            2-39537          2(c)
               Sixth            August 1, 1975           2-54116          2(c)
               Seventh          September 1, 1976        2-57014          2(c)
               Eighth           September 1, 1977        2-59690          2(c)
               Ninth            April 1, 1978            2-60866          2(c)
               Tenth            August 1, 1978           2-62852          2(d)2
               Eleventh         December 1, 1982         2-56649          4(a)3
               Twelfth          April 1, 1987            33-30224         4(a)3
               Thirteenth       March 1, 1992            33-47438         4(b)
               Fourteenth       June 1, 1992             33-55240         4(b)
               Fifteenth        July 1, 1992             33-55240         4(c)
               Sixteenth        July 1, 1992             33-55240         4(d)
               Seventeenth      February 1, 1993         33-50143         4(b)
               Eighteenth       July 1, 1993             33-50143         4(c)

* 4(d)   - Mortgage and Deed of Trust,  dated as of March 1, 1943,  between
           Superior Water, Light and Power Companyand Chemical Bank & Trust Company (Chemical Bank, successor) and Howard B. Smith (Steven F. Lasher, successor), as Trustees (filed as Exhibit 7(c), File
           No. 2-8668), as supplemented and modified by First Supplemental Indenture thereto dated as of March 1, 1951 (filed as Exhibit 2(d)(1), File No.2-59690), Second Supplemental Indenture thereto dated as of March 1, 1962 (filed as Exhibit 2(d)1, File No. 2-27794), Third Supplemental Indenture thereto dated as of July 1, 1976 (filed as Exhibit 2(e)1, File No. 2-57478), Fourth Supplemental Indenture thereto dated as of March 1, 1985 (filed as
           Exhibit 4(b), File No. 2-78641) and Fifth Supplemental Indenture thereto, dated as of December 1, 1992 (filed as Exhibit 4(b)1 to Form 10-K for the year ended December 31, 1992, File No. 1-3548).

  5(a)   - Opinion and  Consent of Philip R.  Halverson,  Esq.,  Vice
           President, General  Counsel  and  Corporate Secretary of the Company.

  5(b)   - Opinion and Consent of Reid & Priest LLP.

23(a)    - Consent of Price Waterhouse LLP.

23(b)    - Consent of Ernst & Young LLP.

23(c)    - Consents of Philip R.  Halverson,  Esq.,  and Reid & Priest LLP are
           contained in Exhibits 5(a) and 5(b), respectively.

24       - Power of Attorney (see page II-4).
- ------------------
* Incorporated herein by reference as indicated.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the
                  Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration   Fee"  table  in  the   effective   registration
                  statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                Power of Attorney

     Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.


                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on July 11, 1996.


                                                MINNESOTA POWER & LIGHT COMPANY
                                                         (Registrant)

                                                       Edwin L. Russell
                                           By      ---------------------------
                                                       Edwin L. Russell
                                                    Chairman, President and
                                                    Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                       Title                   Date
             ---------                       -----                   ----

        Edwin L. Russell                                         July 11, 1996
- ---------------------------------
        Edwin L. Russell              Chairman, President
   Chairman, President, Chief       Chief Executive Officer
 Executive Officer and Director          and Director


          D.G. Gartzke                                            July 11, 1996
- ---------------------------------
          D.G. Gartzke              Senior Vice President-
  Senior Vice President-Finance           Finance and
   and Chief Financial Officer      Chief Financial Officer


         Mark A. Schober                                          July 11, 1996
- ---------------------------------
         Mark A. Schober             Corporate Controller
      Corporate Controller

           Signature                     Title                      Date
           ---------                     -----                      ----


                                      Director
- ---------------------------------
         Merrill K. Cragun


         Dennis E. Evans              Director                 July 11, 1996
- ---------------------------------
         Dennis E. Evans


                                      Director
- ---------------------------------
         D. Michael Hockett


         Peter J. Johnson             Director                 July 11, 1996
- ---------------------------------
         Peter J. Johnson


                                      Director
- ---------------------------------
         Jack R. Kelly, Jr.


         George L. Mayer              Director                 July 11, 1996
- ---------------------------------
         George L. Mayer


         Paula F. McQueen             Director                 July 11, 1996
- ---------------------------------
         Paula F. McQueen


         Robert S. Nickoloff          Director                 July 11, 1996
- ---------------------------------
         Robert S. Nickoloff


         Jack I. Rajala               Director                 July 11, 1996
- ---------------------------------
         Jack I. Rajala


         Arend J. Sandbulte           Director                 July 11, 1996
- ---------------------------------
         Arend J. Sandbulte


         Nick Smith                   Director                 July 11, 1996
- ---------------------------------
         Nick Smith


         Bruce W. Stender             Director                 July 11, 1996
- ---------------------------------
         Bruce W. Stender


         Donald C. Wegmiller          Director                 July 11, 1996
- ---------------------------------
         Donald C. Wegmiller